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ITEM 14(c) EXHIBIT #12

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
DIVIDENDS:
(Dollars in millions, except ratios)

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                                                                                         Fiscal Year Ended
                                                                  -------------------------------------------------------------
                                                                   Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                                                                     1999         1998         1997         1996         1995
                                                                  --------      -------      -------      -------      --------

Income from continuing operations before taxes on income          $  620.8      $ 439.6      $ 629.2      $ 455.9      $  389.4
Adjustments:
  Share of earnings before taxes of 50% owned companies              169.3        173.3        111.5        130.3          95.2
  Earnings (losses) before taxes of greater than 50% owned
    unconsolidated subsidiary                                         (1.2)                                   0.7          (3.1)
  Distributed income of less than 50% owned companies
    and share of loss if debt is guaranteed                                        (1.1)
  Amortization of capitalized interest                                14.5         14.4         16.6         11.8           9.6
  Fixed charges net of capitalized interest                          141.4        126.8        141.9        105.9          82.6
                                                                  --------      -------      -------      -------      --------

Earnings before taxes and fixed charges as adjusted               $  944.8      $ 753.0      $ 899.2      $ 704.6      $  573.7
                                                                  ========      =======      =======      =======      ========

Fixed charges:
  Interest incurred                                               $  121.2      $ 103.5      $  96.7      $  73.6      $   65.4
  Share of interest incurred of 50% owned companies and interest
   on guaranteed debt of less than 50% owned companies                33.5         45.4         51.0         38.7          10.2
  Interest incurred by greater than 50% owned unconsolidated
    subsidiary                                                                                                              0.7
  Portion of rent expense which represents interest factor            19.8         18.0         15.9         12.1          13.3
  Share of portion of rent expense which represents interest
    factor for 50% owned companies                                     5.0          5.0          3.8          1.4           2.7
  Portion of rent expense which represents interest factor for greater than 50% owned unconsolidated subsidiary
  Amortization of debt costs                                           3.3          2.9          1.6          2.2          (0.1)
                                                                  --------      -------      -------      -------      --------

Total fixed charges                                                  182.8        174.8        169.0        128.0          92.2
Capitalized interest                                                 (41.4)       (48.0)       (27.1)       (22.1)         (9.6)
                                                                  --------      -------      -------      -------      --------

Total fixed charges net of capitalized interest                   $  141.4      $ 126.8      $ 141.9      $ 105.9      $   82.6
                                                                  ========      =======      =======      =======      ========

Preferred dividends:
  Preferred dividend requirements                                 $    3.5      $  15.3      $  15.3      $  15.7      $   15.7
  Ratio of pre-tax income to income before minority interest
    and equity earnings                                                1.4          1.4          1.5          1.5           1.4
                                                                  --------      -------      -------      -------      --------
  Pre-tax preferred dividend requirement                               4.9         21.4         23.0         23.6          22.0

Total fixed charges                                                  182.8        174.8        169.0        128.0          92.2
                                                                  --------      -------      -------      -------      --------

Fixed charges and pre-tax preferred dividend requirement          $  187.7      $ 196.2      $ 192.0      $ 151.6      $  114.2
                                                                  ========      =======      =======      =======      ========

Ratio of earnings to combined fixed charges and preferred
  dividends                                                            5.0x         3.8x         4.7x         4.7x          5.0x
                                                                  ========      =======      =======      =======      ========

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